Exhibit 4.12

CONVERTIBLE PROMISSORY NOTE AGREEMENT

This Convertible Promissory Note Agreement (this “Agreement”) is made and entered into as of December 10, 2025 (the “Effective Date”), by and between Javanshir Khazali, an individual having an address at 26553 Lucinda, Mission Viejo, CA 92691 (“Lender”), and Eva Live Inc., a corporation having an address at 1800 Century Park E, Century City, CA 90067 (“Borrower”).

RECITALS

WHEREAS, Borrower desires to borrow funds from Lender, and Lender desires to lend funds to Borrower, subject to the terms and conditions set forth herein;

WHEREAS, Lender is willing to make a loan to Borrower in exchange for the right to convert such loan into equity securities of Borrower upon the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I – LOAN TERMS

Section 1.1 Principal Amount and Funding

Lender agrees to loan to Borrower the principal amount of One Hundred Ten Thousand Dollars ($110,000.00) (the “Principal”). The Principal includes an Original Issue Discount as set forth in Section 1.2.

Section 1.2 Original Issue Discount (OID)

This Note carries an Original Issue Discount (“OID”) of ten percent (10%), being Ten Thousand Dollars ($10,000.00). Accordingly, upon execution of this Agreement, Lender shall fund One Hundred Thousand Dollars ($100,000.00) (the “Funding Amount”) to Borrower.

Section 1.3 Interest Rate

The outstanding Principal shall bear simple interest at the rate of ten percent (10%) per annum, calculated based on a 365-day year.

Section 1.4 Term and Maturity Date

The term of this Note shall be one (1) year from the Effective Date. Unless earlier converted or prepaid, all outstanding Principal and accrued Interest shall be due and payable on December 10, 2026 (the “Maturity Date”).

ARTICLE II – CONVERSION

Section 2.1 Fixed Conversion Price

The Note shall be convertible into shares of common stock of Borrower at a fixed conversion price of Two Dollars and Sixty Cents ($2.60) per share (the “Conversion Price”).

Section 2.2 Conversion Rights

(a) Voluntary Conversion: At any time during the term of this Note, Lender may, at Lender’s sole discretion, elect to convert all or any portion of the outstanding Principal and accrued Interest into shares of common stock of Borrower at the Conversion Price.

(b) Conversion Upon Default: In the event of a Default (as defined herein), Lender shall have the right to convert all outstanding Principal and accrued Interest into shares of common stock of Borrower at the Conversion Price.

Section 2.3 Conversion Calculation

The number of shares issuable upon conversion shall be calculated as follows:

Number of Shares = (Principal + Accrued Interest) ÷ Conversion Price

ARTICLE III – SUMMARY OF TERMS

Term	Details
Funding Amount	$100,000.00
Original Issue Discount (OID)	10% ($10,000.00)
Principal Amount	$110,000.00
Interest Rate	10% per annum
Interest Amount (1 year)	$11,000.00
Total Amount Due at Maturity	$121,000.00
Conversion Price	$2.60 per share
Total Shares Upon Full Conversion	46,538 shares
Term	1 Year
Effective Date	December 10, 2025
Maturity Date	December 10, 2026

ARTICLE IV – DEFAULT

Section 4.1 Events of Default

Each of the following shall constitute an “Event of Default”:

(a) Failure by Borrower to pay any amount due under this Note within ten (10) days of when due;

(b) Borrower’s breach of any material representation, warranty, or covenant contained herein;

(c) Borrower’s insolvency, bankruptcy filing, or assignment for the benefit of creditors;

(d) Any material adverse change in Borrower’s financial condition or business operations.

ARTICLE V – REPRESENTATIONS AND WARRANTIES

Section 5.1 Borrower represents and warrants that: (a) Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation; (b) Borrower has full power and authority to execute this Agreement and to perform its obligations hereunder; (c) This Agreement constitutes a valid and binding obligation of Borrower, enforceable in accordance with its terms.

ARTICLE VI – MISCELLANEOUS

Section 6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

Section 6.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written.

Section 6.3 Amendment. This Agreement may not be amended or modified except by a written instrument signed by both parties.

Section 6.4 Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, to the addresses set forth above.

IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note Agreement as of the date first written above.

LENDER:

/s/ Javanshir Khazali
Javanshir Khazali

26553 Lucinda, Mission Viejo, CA 92691

Date: December 10, 2025

BORROWER:

Eva Live Inc.

By:
Name:
Title:
1800 Century Park E, Century City, CA 90067
Date: